EXHIBIT 10.27

[HEALTHETECH LOGO]
www.healthetech.com

October 2, 2000

Kamal Hamid
1329 Starwood Lane
Evergreen, Co. 80439

Dear Kamal Hamid:

        I am pleased to offer you a position with HealtheTech, Inc. (the "Company") as Chief Financial Officer commencing on 11-13-00 . You will receive a monthly salary of $15,000, which will be paid semimonthly in accordance with the Company's normal payroll procedures. This is an exempt position. As a Company employee, you are also eligible to receive all employee benefits offered by the Company to its other employees in similar positions, when such employee benefits are established. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary.

OPTION GRANT

        You will be granted an option to purchase 60,000 shares of Common Stock pursuant to the Company's Amended and Restated 1998 Stock Plan.

AT WILL EMPLOYMENT

        You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        I have enclosed our standard Employee Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of that agreement. As an employee of the Company, you will be expected to abide by the Company's rules and regulations.

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

        We look forward to working with you at the Company.

Sincerely,
HealtheTech, Inc.
By:	/s/ JAMES MAULT
James Mault Chairman and CEO

Accepted and agreed to this 2nd day of October 2000

/s/  KAMAL HAMID
Kamal Hamid

Attachment A: Employee Confidential Information and Invention Assignment Agreement